Exhibit (b)

Execution Version

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	APOLLO GLOBAL FUNDING, LLC APOLLO CAPITAL MANAGEMENT, L.P. 9 West 57th Street, 41st Floor New York, NY 10019

Highly Confidential

December 8, 2025

Paramount Skydance Corporation

1515 Broadway

New York, New York 10036

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America”) and Citi (as defined below), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM”, and together with AGF, “Apollo”, and together with Bank of America, BofA Securities and Citi and with each other person, if any, added as a “Commitment Party” after the date of this Commitment Letter, “we” or “us” and each, a “Commitment Party”) that Paramount Skydance Corporation, a Delaware corporation (“you” or the “Borrower”), intends, directly or indirectly, to acquire all of the outstanding equity interests of a company previously identified to us and code named “Warrior” and to consummate the transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and other attachments hereto. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. “AGF” shall mean Apollo Global Funding, LLC and/or any of its affiliates as AGF shall determine to be appropriate to provide the services contemplated herein.

1. Commitments.

In connection with the Transactions, the Borrower intends to obtain the Permanent Financing and/or the Bridge Facility upon the terms and subject only to the conditions set forth in this letter and Exhibit B hereto (such Exhibit B, the “Term Sheet”).

In connection with the Transactions, each of Bank of America, Citi, and ACM on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by ACM or its affiliates (each in such capacity, an “Initial Lender”) commits to provide 33.33333%, 33.33333% and 33.33333%, respectively, of the Bridge Facility, in each case on the terms and conditions set forth herein.

Project Warrior – Bridge Commitment Letter

As ACM has entered into this Commitment Letter on behalf of on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates, ACM hereby confirms that (a) it has the power and authority to commit the capital of such funds, accounts, and entities and (b) such funds, accounts, and entities have the requisite capital to fund their respective commitments hereunder.

The Bridge Facility will contain the terms set forth on the Term Sheet attached to this Commitment Letter, and the commitments of each Initial Lender are subject only to the satisfaction or waiver by the Commitment Parties of the Financing Conditions (as defined below). The commitments of the Commitment Parties with respect to the Bridge Facility shall be on a several, and not joint and several, basis. This commitment letter, together with the Term Sheet and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter.” This Commitment Letter and the Fee Letter (as defined below), together, are referred to herein as the “Commitment Papers.”

2. Titles and Roles.

(a) Each of BofA Securities, Citi and AGF is pleased to confirm its agreement to act, and you hereby appoint each of BofA Securities, Citi and AGF to act, as exclusive joint lead arrangers and joint bookrunners in connection with the Bridge Facility (each in such capacities, the “Lead Arrangers”);

(b) the Lead Left Arranger (as defined below) is pleased to confirm its agreement to act (including through an affiliate), and you hereby appoint the Lead Left Arranger (or its affiliate) to act, as administrative agent (the “Bridge Administrative Agent”) and collateral agent (the “Bridge Collateral Agent” and together with the Bridge Administrative Agent, the “Bridge Agent”) for the Bridge Facility;

(c) the Lead Arranger that is not the Lead Left Arranger among BofA Securities and Citi is pleased to confirm its agreement to act, and you hereby appoint such Lead Arranger to act, as the exclusive syndication agent (the “Bridge Syndication Agent”) in connection with the Bridge Facility, and

(d) AGF is pleased to confirm its agreement to act, and you hereby appoint AGF to act, as the exclusive documentation agent (the “Bridge Documentation Agent”) in connection with the Bridge Facility.

No other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Initial Lender (other than compensation expressly contemplated by the Commitment Papers) will be paid in order to obtain a commitment with respect to the Bridge Facility unless you and we agree; provided that it is acknowledged that you and the Lead Arrangers agree as of the date hereof that (subject to Section 3 hereof) the appointment of titles and the allocation of compensation shall, to the extent a syndication plan is agreed between you and the Lead Arrangers, be in accordance with such syndication plan (such plan as agreed between you and the Lead Arrangers, the “Syndication Plan”). Either BofA Securities or Citi will have “lead left” placement on all marketing materials relating to the Bridge Facility (the “Lead Left Arranger”), and the other Lead Arrangers will appear to the immediate right of the Lead Left Arranger, and each will perform the duties and exercise the authority customarily performed and exercised by it in such role, with BofA Securities and Citi acting as the sole managers of the physical books.

3. Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Bridge Facility Documentation for the Bridge Facility, to syndicate all or a portion of the commitments with respect to the Bridge Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the

Project Warrior – Bridge Commitment Letter

“Lenders”) that are identified by such Lead Arrangers in consultation with you, subject to such Lenders being reasonably acceptable to you and obtaining your prior written consent to any such assignment, such consent not to be unreasonably withheld or delayed (it being understood that investment objectives, history of any proposed lenders or their affiliates and/or general strategic efforts shall be a reasonable basis for your to withhold consent); provided, that (i) such syndication shall be consistent with any Syndication Plan (subject to any changes agreed to by you), (ii) Lenders under (A) that certain Amended and Restated Credit Agreement, dated January 23, 2020 (as amended pursuant to Amendment No. 1 dated as of December 9, 2021, Amendment No. 2 dated as of February 14, 2022, Amendment No. 3 dated as of March 3, 2023, Amendment No. 4, dated as of August 1, 2024, Amendment No. 5, dated May 12, 2025 and as further amended, amended and restated, modified or renewed prior to the Closing Date, the “Existing Revolving Credit Agreement”), among Paramount Skydance Corporation, a Delaware corporation, the subsidiary borrowers from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders from time to time party thereto and (B) that certain Standby Letter of Credit Facility Agreement, dated May 17, 2023 (as amended pursuant to Amendment No. 1 dated as of August 1, 2024 and as further amended, amended and restated, modified or renewed prior to the Closing Date, the “Existing LC Facility Agreement”), among the Borrower, Deutsche Bank AG New York Branch, as the letter of credit agent, and the letter of credit issuing banks from time to time party thereto, shall be deemed to be acceptable to you and (iii) commercial or investment banks with an investment grade rating from each of Moody’s, S&P and Fitch (each as defined below) shall be deemed to be acceptable to you. The Lead Arrangers will not syndicate to the following entities (collectively, the “Disqualified Lenders”):

(a)

those persons identified in writing by you to the Lead Arrangers on or prior to the date of this Commitment Letter, including each such persons that you have determined (which determination shall be conclusive) is a competitor of you or the Acquired Business;

(b)

those persons identified in writing by you to us after the date of this Commitment Letter, but in the case of clauses (ii) and (iii) to the immediately succeeding proviso, prior to the Closing Date; provided that the you have determined (which determination shall be conclusive) that such person is either (i) a direct or indirect competitor to you or the Acquired Business or (ii) an investor that engages in private equity investing, mezzanine financing, venture capital investing, distressed lending or investing, or vulture, take-over or “loan-to-own” lending or similar strategies, including any distressed debt investor, or is an affiliate of any such entity; provided, further, that no fund or account managed, advised or otherwise controlled by Apollo or its affiliates that is engaged in the making, purchasing, holding or investing in commercial loans and notes and similar extensions of credit in the ordinary course of business shall constitute a Disqualified Lender pursuant to this clause (ii), or (iii) a person that (including through an affiliate or related fund) has asserted (or is asserting), or has directed (or is directing) any other person to assert, or has supported (or is supporting) another person in asserting (including in any litigation or other proceeding) any claim or theory of liability against you or any of your officers, directors, employees, advisors, partners or agents (whether or not in their capacities as such), including relating to the Transactions, the Bridge Facility, the Bridge Facility Documentation or any transaction permitted thereunder, or is an affiliate or any such person; provided, further, that the inclusion of any person pursuant to this clause (ii) or (iii) of the immediately preceding proviso as a Disqualified Lender shall be subject to the reasonable consent of the Lead Arrangers, such consent not to unreasonably withheld or delayed; and

(c)

any affiliate of a person described in the preceding clauses (a) or (b) that (in each case, other than any affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, is either readily identifiable as such on the basis of its name or is identified as such in writing by you (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Bridge Agent from time to time after the Closing Date.

Project Warrior – Bridge Commitment Letter

No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to the Bridge Facility. To the extent persons are identified as Disqualified Lenders in writing by you after the date of this Commitment Letter (or, if after the Closing Date, by you to the Bridge Agent) (or otherwise become a Disqualified Lender after the date of this Commitment Letter), the inclusion of such persons as Disqualified Lenders (or such person becoming a Disqualified Lender) shall not retroactively invalidate prior assignments or participations to such person that were made in compliance with applicable assignment or participation provisions; provided that the Borrower shall have the ability to repay (including pursuant to a yank-a-bank provision applicable to Disqualified Lenders) all loans held by such persons and the provisions of the Bridge Facility Documentation applicable to Disqualified Lenders shall apply with respect to all loans held by such persons.

The respective commitments of the Initial Lenders on the date hereof shall be reduced dollar-for-dollar, as and when commitments are received from Lenders, but only if and to the extent that each such Lender which has been selected and such commitments have been provided pursuant to the syndication process set forth above and such Lender (i) becomes party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation in form and substance reasonably satisfactory to us and you (a “Joinder Agreement”), which shall not add any conditions to the funding of the Bridge Facility or change the terms of the Bridge Facility, or (ii) becomes party to the Bridge Facility Documentation as a “Lender” thereunder. The parties agree to cooperate in good faith to execute and deliver one or more Joinder Agreements promptly upon the selection of, and allocation of commitments to, the Lenders by the Lead Arranger in consultation with you, but subject to your consent, approval and other rights as set forth above.

Each Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of its syndication efforts, it is such Lead Arranger’s intent to have Lenders commit to the Bridge Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication (as defined in the Fee Letter) until the date that is the earlier of (a) the date that is 60 days after the Closing Date and (b) the date on which a Successful Syndication is achieved (such earlier date, the “Syndication Date”); it being understood and agreed that the Lead Arrangers, with your consent (not to be unreasonably withheld or delayed), intend to complete (and you agree to use such commercial reasonable efforts to assist the Lead Arrangers to complete) a Successful Syndication prior to December 31, 2025. Such assistance shall be limited to the following, upon request:

(i)

your using your commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, after the date of the execution of the Acquisition Agreement (as defined in Exhibit A) by all parties thereto (the “Acquisition Agreement Date”), to the extent provided for under, and not in contravention of, the Acquisition Agreement, the existing lending and investment banking relationships of the Acquired Business;

(ii)

direct contact between your senior management (and, after the Acquisition Agreement Date, your using your commercially reasonable efforts to arrange for direct contact with senior management of the Acquired Business, to the extent provided for under, and not in contravention of, the Acquisition Agreement) and the proposed Lenders at times and locations to be mutually agreed upon;

(iii)

your assistance (and, after the Acquisition Agreement Date, to the extent provided for under, and not in contravention of, the Acquisition Agreement, your using your commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the Bridge Facility and other customary marketing materials to be used in connection with the syndication of the Bridge Facility; provided that (A) the Confidential Information Memorandum and such marketing material will be in a form consistent with confidential offering memoranda and marketing material used in recent similar acquisition financings of the Borrower, (B) such assistance shall require you to use commercially reasonable efforts to deliver only such information as is customarily delivered by a borrower in debt

Project Warrior – Bridge Commitment Letter

facilities such as the Bridge Facility, and (C) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such (or not customarily included in a) Confidential Information Memorandum;

(iv)

your using your commercially reasonable efforts to procure, prior to the launch of the general syndication of the Bridge Facility, a credit rating (but no specific rating) for the Permanent Financing and the Bridge Facility (the “Facilities Rating”) and a new or reaffirmed public corporate family rating (but no specific rating) of the Borrower, in each case from each of S&P Global Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”); and

(v)

the hosting, with the Lead Arrangers, of one meeting (or, if reasonably acceptable to you and the Lead Arrangers, one or more telephone, video or other electronic conference) of prospective Lenders at a time and location to be mutually agreed upon.

Until the Syndication Date,

(i)

you agree to ensure that there will not be any competing issues of your or your subsidiaries’ debt securities or your or your subsidiaries’ syndicated commercial bank or other syndicated credit facilities (and, after the Acquisition Agreement Date, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to ensure that there will not be any such competing issues or facilities of the Acquired Business), in each case being offered, placed or arranged that would materially impair the primary syndication of the Bridge Facility prior to the Syndication Date; it being agreed that this clause (i) will not:

(A) apply to any indebtedness under the Bridge Facility,

(B) apply to any indebtedness under the Permanent Financing,

(C) (i) apply to any indebtedness permitted to be incurred prior to the Closing Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement or (ii) limit the ability of the Acquired Business to offer, place or arrange debt permitted under the Acquisition Agreement (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you or any of your affiliates are required to give pursuant to the terms of the Acquisition Agreement), or

(D) apply to (i) any indebtedness under the Existing Revolving Credit Agreement, (ii) any indebtedness under the Existing LC Facility Agreement, or (iii) any amendment, refinancing, extension, renewal, replacement or increase of any facility under the Existing Revolving Credit Agreement, the Existing LC Facility Agreement or any other indebtedness of yours or your subsidiaries or any indebtedness of the Acquired Business that is scheduled to come due within a date falling within the succeeding 12 months (including, without limitation, subject to the limitations set forth in Exhibit A, the Target Term Loan Agreement), provided that (i) (A) the aggregate commitments under the revolving facility under the Existing Revolving Credit Agreement shall be limited to no more than $5,000 million and (B) the aggregate commitments under the letter of credit facility under the Existing LC Facility Agreement shall be limited to no more than $2,500 million, in each case, unless expressly consented to by the Lead Arrangers and (ii) it is understood and agreed that any ordinary course debt, short-term working capital facilities, letter of credit facilities, overdraft facilities, intercompany debt, foreign working capital facilities, ordinary course capital leases, purchase money and equipment financings, ordinary course accounts receivable factoring, revolving receivables or securitization facilities, any ordinary course debt consisting of or relating to the acquisition, sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or

Project Warrior – Bridge Commitment Letter

books in the ordinary course of business and the granting to the Borrower or any of its subsidiaries (after giving effect to the Transactions) of rights to distribute such motion pictures, video and television programming, sound recordings or books, and any extensions, renewals, replacements or other refinancings of, or commitment increase under, any of the foregoing in the same or similar form, will not materially impair the primary syndication of the Bridge Facility; and

(ii)

you agree to provide (and, after the Acquisition Agreement Date, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information reasonably available to you with respect to you, your subsidiaries, the Acquired Business, and the Transactions, including projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Bridge Facility; provided that (A) all such information will be in a form consistent with confidential offering memoranda and marketing material used in recent acquisition financings of the Borrower and (B) such information will include only information that is customarily delivered by a borrower in debt facilities such as the Bridge Facility and shall not include any information that is customarily provided by a financing source in the preparation of the Confidential Information Memorandum or related marketing materials.

For the avoidance of doubt, you will not be required to provide (or to cause any person to provide) (i) any information not reasonably available to you or the Acquired Business under your current reporting systems or under the current reporting systems of the Acquired Business or financial information you or the Acquired Business do not maintain in the ordinary course of business or (ii) any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Acquired Business or any of your or its respective affiliates (so long as such obligation was not entered into in contemplation of this provision in this Commitment Letter); provided that, in the event that you do not provide information in reliance on clause (ii) this sentence, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; provided, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of any syndication of the Bridge Facility (including the Successful Syndication), nor the receipt of the ratings described above, nor compliance with the foregoing provisions of this Section 3, will constitute a condition to the commitments of the Initial Lenders hereunder or the initial funding under the Bridge Facility on the Closing Date. We acknowledge that neither the Acquired Business nor its affiliates has agreed to be restricted from incurring debt or liens prior to the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement (the “Acquisition Date”), except, after the Acquisition Agreement Date, as specifically set forth in the Acquisition Agreement, and that prior to the Acquisition Date and only after the Acquisition Agreement Date has occurred, the Acquired Business is obligated to assist with respect to the Bridge Facility and any other financing for the Transactions only to the extent set forth in the Acquisition Agreement. The extent of such restrictions and assistance (as set forth in the Acquisition Agreement) is acceptable to us.

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Bridge Facility, including (a) decisions as to the selection of institutions to be approached,

Project Warrior – Bridge Commitment Letter

which will be consistent with any Syndication Plan and exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), which institutions will participate, which will be consistent with any Syndication Plan and exclude Disqualified Lenders, (e) the allocation of the commitments among the Lenders and (f) the amount and distribution of fees among the Lenders.

Notwithstanding anything to the contrary set forth herein, ACM may assign its commitment pursuant to Section 1 of this Commitment Letter without the prior written consent of any other party hereto to (x) one or more of its designated controlled investments affiliates, managed funds or managed accounts engaged in the making, purchasing, holding or investing in commercial loans and notes and similar extensions of credit in the ordinary course of business or (y) one or more funds managed, advised or sub-advised by Apollo or its affiliates, in each case, so long as ACM remains responsible for its rights, interests and obligations hereunder.

4. Information.

You hereby represent (prior to the Closing Date, with respect to Information (as defined below) provided by or concerning the Acquired Business or its operations or assets, to your knowledge) that,

(a)

all written information and written data (other than the Projections (as defined below) and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you, when taken as a whole, is or will be correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto); and

(b)

any projections provided in connection with the Bridge Facility (together with any financial estimates, forecasts and other forward-looking information, the “Projections”) that have been or will be made available to the Lead Arrangers by or on behalf of you, when taken as a whole, have been or will be prepared, in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (i) Projections are not to be viewed as facts, (ii) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you or the Acquired Business, (iii) no assurance can be given that any particular Projections will be realized, and (iv) actual results may differ and such differences may be material.

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will, and will use your commercially reasonable efforts to cause the Acquired Business to, supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances; it being understood, in each case, that such supplementation shall cure any breach of such representation for all purposes. In arranging and syndicating the Bridge Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.

You acknowledge that (a) we may make available the Information and the Projections to a proposed syndicate of Lenders (other than Disqualified Lenders) by posting the Information or the Projections on Syndtrak, DebtDomain or another similar electronic system (the “Platform”), in each case, subject to a market

Project Warrior – Bridge Commitment Letter

standard “click through” or similar confidentiality agreement (reasonably approved by you), and (b) certain Lenders (each, a “Public Lender”) may not wish to receive information with respect to you, the Acquired Business, and your and its respective subsidiaries or your and their respective securities that is not publicly available or has not been (or would not be expected to be) made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Acquired Business’s securities (“material non-public information”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include only information that is either publicly available, information that you would expect to be made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Acquired Business’s securities, or not material with respect to you, the Acquired Business or your or its respective subsidiaries or your and its respective securities for purposes of United States federal and state securities laws. It is understood that in connection with the assistance described above, (i) to the extent reasonably requested by the Lead Arrangers, you agree to deliver (and, after the Acquisition Agreement Date has occurred, to use your commercially reasonable efforts to cause the Acquired Business to deliver), a customary authorization letter to be included in each Confidential Information Memorandum (provided, that any representation in such authorization letter, other than with respect to the absence of material non-public information, will be consistent with the representations set forth in the preceding paragraph of this Commitment Letter (but without a knowledge qualifier as to you, the Acquired Business and your or its subsidiaries)) that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders (other than Disqualified Lenders) and confirms that the public-side version does not include material non-public information with respect to you, the Acquired Business, your or their respective subsidiaries or your or their respective securities for purposes of the United States federal or state securities laws; (ii) each Confidential Information Memorandum will exculpate you, the Acquired Business, and us and your and our respective affiliates with respect to the use of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and information provided to Public Lenders may include the following information, except to the extent you notify us to the contrary (prior to their distribution) and provided that you have been given a reasonable opportunity to review such public-side version and comply with U.S. Securities and Exchange Commission disclosure requirements: (A) drafts and final Bridge Facility Documentation, related definitive documentation (if any) and customary marketing term sheets that have been approved by you (such approval not to be unreasonably withheld or delayed), (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

If Personal Information is provided to Citi that is covered by the California Privacy Rights Act and its implementing regulations (the “CPRA”), then the following terms will apply. The term “Personal Information” as used in this paragraph shall have the same meaning as that term is given under the CPRA. The terms in this paragraph shall supersede any inconsistent terms under this Commitment Letter as applied to Citi. You are making Personal Information available to Citi for the following limited and specified purposes: performing services on behalf of the business, including providing financial advisory services and facilitating the consummation of the Transactions as defined in this Commitment Letter (the “Purpose”). With respect to the Personal Information you make available to Citi under this Commitment Letter, Citi agrees to: (a) comply with all sections of the CPRA applicable to Citi as a bank in connection with the Purpose; (b) to the extent required under the CPRA, grant the Borrower the right to take reasonable and appropriate steps to ensure that Citi uses the Personal Information provided under this Commitment Letter in a manner consistent with your obligations under the CPRA; (c) to the extent required under the CPRA, grant you the right, upon notice, to take reasonable and

Project Warrior – Bridge Commitment Letter

appropriate steps to stop and remediate unauthorized use of Personal Information made available to Citi; and (d) notify you if Citi makes a determination that it can no longer meet its obligations under the CPRA.

5. Fees.

As consideration for the commitments of each Initial Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay the fees set forth in the Fee Letter dated the date hereof and delivered in connection with the Bridge Facility (the “Fee Letter”). Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties hereto.

6. Conditions Precedent.

The commitments of each Initial Lender with respect to the Bridge Facility and each Lead Arranger’s and each agents’ agreements to perform the services described herein are subject to the satisfaction (or waiver by the Commitment Parties) of only the conditions precedent set forth on the Exhibit to this Commitment Letter labeled “Conditions Annex” (such conditions, the “Financing Conditions” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the Bridge Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a) the only representations and warranties the accuracy of which will be a condition to the initial funding of the Bridge Facility on the Closing Date will be, (i) the Acquisition Agreement Representations and (ii) the Specified Representations; provided, (i) that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition, unless such failure results in a failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives you the right (taking into account any notice and cure provisions) to terminate your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement; and (ii) the only representations and warranties made on the Closing Date the inaccuracy of which could result in a default or event of default under the Bridge Facility are the Specified Representations;

(b) the terms of the Bridge Facility Documentation and the Closing Date deliverables will be subject to the applicable Documentation Principles, will contain no conditions to the initial funding of the Bridge Facility other than the Financing Conditions, and in any event will be in a form such that they do not impair the funding of the Bridge Facility on the Closing Date if the Financing Conditions are satisfied (or waived by the Commitment Parties); it being understood that, (i) the attachment and perfection of any lien on Collateral (other than (A) Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC, “Personal Property Collateral” and (B) Collateral consisting of certificated equity interests of the Borrower’s material U.S. wholly-owned subsidiaries, if any, to which a security interest can be perfected by the delivery of such certificates (to the extent required under the terms of Exhibit B) (provided that, with respect to the Target and its subsidiaries on the Closing Date, any such certificates not delivered on the Closing Date shall be delivered thereafter within ten (10) business days following the Closing Date) securing the Bridge Facility is not a condition precedent to the funding of the Bridge Facility, will not affect the size of the Bridge Facility and the failure of any lien on the Collateral to attach or be perfected on the Closing Date will not result in a default or event of default under the Bridge Facility, and (ii) if any lien on Collateral securing the Bridge Facility does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the funding of the Bridge Facility and will not affect the size of the Bridge Facility and will not result in a default or event of default under the Bridge Facility, but will be required within ninety (90) days after the Closing Date (or such later date as mutually agreed by the Bridge Agent and the Borrower acting reasonably); and

Project Warrior – Bridge Commitment Letter

(c) there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the Bridge Facility Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, each Agent, each Lender and each other party thereto will execute and deliver the Bridge Facility Documentation to which it is a party and the initial funding under the Bridge Facility will occur; and

(d) the execution and delivery by the Acquired Business (the “Target Loan Parties”) of the Bridge Facility Documentation to which it is required to be a party on the Closing Date shall be accomplished under escrow arrangements pursuant to which the Target Loan Parties’ signature pages are provided to the Bridge Agent before (or coincident with) the time the Acquisition is consummated in accordance with the Acquisition Agreement (the “Acquisition Effective Time”), and such signature pages (and the Bridge Facility Documentation and related deliverables to which the Target Loan Parties are parties) are automatically released from escrow to such Agent concurrently with the Acquisition Effective Time and the adoption of related authorizing resolutions. The Target Loan Parties’ signature pages may be executed by individuals that will be officers and/or directors of a Target Loan Parties upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders (in their capacities as such).

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Bridge Facility Documentation relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Bridge Facility Documentation and the extensions of credit thereunder), the due authorization, execution, delivery and enforceability (against the Borrower and the Guarantors) of the Bridge Facility Documentation, solvency on a consolidated basis as of the Closing Date (consistent with the solvency certificate attached to this Commitment Letter), no conflicts of Bridge Facility Documentation with the charter documents of the Borrower or any Guarantors, as applicable (as in effect upon consummation of, or immediately after consummation of, the Acquisition) or any of your or any of your subsidiary’s debt instruments with an aggregate outstanding principal amount in excess of $250,000,000 as of the Closing Date (after giving effect to the Transactions and without giving effect to any “material adverse effect” or similar qualifier), compliance of the Transactions with Federal Reserve margin regulations, the Investment Company Act and the Patriot Act, use of proceeds not violating OFAC, FCPA and applicable sanctions, anti-corruption and anti-money laundering laws, and attachment and perfection of security interests in the Collateral (subject to liens permitted under the Bridge Facility Documentation, which shall include liens required to be incurred under the terms of the documentation governing existing debt of you, any of your subsidiaries or the Acquired Business, and the Certain Funds Provisions).

7. Indemnification; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Commitment Papers, the Transactions or the Bridge Facility (including the use of proceeds thereunder), or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly

Project Warrior – Bridge Commitment Letter

after receipt of a written request, together with customary backup documentation, for any reasonable and documented out-of-pocket legal expenses (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or reasonably perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Persons (as defined below) of such Indemnified Person, (b) arising from a material breach of the obligations such an Indemnified Person or any Related Indemnified Persons of such Indemnified Person under the Commitment Papers (in the case of clauses (a) and (b) as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing not arising from any act or omission by the Borrower or any of its affiliates (including its officers, directors, employees or controlling persons), other than any Actions against any Commitment Party in its capacity as, or in fulfilling its role as, the Bridge Agent or a Lead Arranger or other agency role under the Bridge Facility.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid under the indemnification provisions of this Commitment Letter to such Indemnified Person and its Related Indemnified Persons for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person and its Related Indemnified Persons are not entitled to payment of such amounts in accordance with the terms hereof as finally determined by a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, except to the extent resulting from the willful misconduct, bad faith or gross negligence of (or material breach of the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), no Indemnified Person will be liable for any damages arising from the use or misuse by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and neither any Indemnified Person, nor you or the Acquired Business (or any of their respective directors, officers, employees, controlling persons, affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Commitment Papers, the Bridge Facility, the Transactions (including the Bridge Facility and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Bridge Facility; provided, that this sentence shall not limit your indemnification or reimbursement obligations set forth herein to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding anything in the Commitment Papers, you will have no obligation to indemnify any Indemnified Person for income taxes (or similar taxes) incurred by such person in connection with the fees or other compensation such person received in connection with the Commitment Papers; provided that this sentence shall not limit your indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Closing Date and such obligations shall be governed by the terms of the Bridge Facility Documentation.

You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity

Project Warrior – Bridge Commitment Letter

could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, partners, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

You agree to reimburse, on the earlier of (a) the date of the consummation of the Acquisition and (b) the date you notify us in writing that the Tender Offer and/or the Acquisition Agreement is terminated or a public announcement by you of your intention not to proceed with the Acquisition, each Commitment Party for its reasonable and documented in reasonable detail out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of the single counsel to the Commitment Parties identified in the Term Sheet and, if reasonably necessary, of a single local counsel to the Commitment Parties identified to you prior to the Closing Date in each relevant material jurisdiction, which may be a single local counsel acting in multiple jurisdictions (and, solely in the case of any actual or reasonably perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Commitment Parties similarly situated taken as a whole) (together, the “Legal Fees”), in each case, incurred solely in connection with the preparation, negotiation, execution and delivery of the Commitment Papers, the Bridge Facility Documentation, any related definitive documentation and due diligence investigations. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which you or the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You acknowledge that each of BofA Securities and Citi are, severally and not jointly, acting as buy-side financial advisors to you (or one of your affiliates) (in such capacity, a “Financial Advisor”) in connection with the Acquisition. You agree to such retention and further agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of the Financial Advisors in such capacities and the respective obligations of BofA Securities and Citi hereunder, on the other hand. Each of the Commitment Parties hereto acknowledges (i) the retention of such Commitment Party (or its affiliate) as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of BofA Securities, Citi or their respective affiliates.

Project Warrior – Bridge Commitment Letter

The Borrower acknowledges that each of Bank of America and Citi currently is acting as a lender under the Existing Revolving Credit Agreement, Bank of America is acting as an issuing bank under the Existing LC Facility Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with Bank of America or Citi or any of their respective affiliates (including the Existing Revolving Credit Agreement and the Existing LC Facility Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by Bank of America’s or Citi’s or any of their respective affiliate’s performance or lack of performance of services hereunder.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Acquired Business and the other companies with which you or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation with respect to the subject matter contained herein (including our obligation to fund the Bridge Facility, subject to the satisfaction of the Financing Conditions), it being acknowledged and agreed that the availability and

Project Warrior – Bridge Commitment Letter

funding of the Bridge Facility is subject to the Financing Conditions, in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)). You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided, that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the Bridge Facility. No party hereto will take any position that is inconsistent with the foregoing representations and warranties.

9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not, other than by the Borrower to any newly-formed domestic entity that does or will, directly or indirectly, control the Borrower and which will, directly or indirectly, wholly own the Borrower after giving effect to the Transactions (such entity, “New Pilot”), assignable without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void.

This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature,” and words of like import this Commitment Letter or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred, including for purposes of the Financing Conditions), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as

Project Warrior – Bridge Commitment Letter

a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the availability and funding of the Facilities are subject to the Financing Conditions.

10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11. Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers in any court in which such venue may be laid in accordance with the preceding clause of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court, (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (e) agrees a determination by any court of competent jurisdiction (including any court contemplated by the Acquisition Agreement) with respect to the right to terminate the Acquisition Agreement, whether the parties thereto have an obligation to consummate the Acquisition (including with respect to termination rights and satisfaction of conditions) shall be conclusive for all purposes under this Commitment Letter. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither the Fee Letter nor this Commitment Letter, or their terms or substance, may be disclosed by you to any other person or entity, except

(a)	to your officers, directors, employees, affiliates, controlling persons, partners, members, stockholders, attorneys, accountants, representatives, agents and advisors on a confidential basis;

Project Warrior – Bridge Commitment Letter

(b)	if each Commitment Party consents in writing to such proposed disclosure;

(c)	that the Term Sheet and the existence of this Commitment Letter (but not any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions;

(d)

pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so);

(e)

you may disclose the Commitment Papers and the contents thereof to the Acquired Business and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis (provided that the Fee Letter will be redacted in a manner satisfactory to the Lead Arrangers);

(f)

you may disclose the aggregate fee amounts contained herein as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in any marketing materials related to the Bridge Facility;

(g)

you may disclose this Commitment Letter (but not the Fee Letter) as required in any public filing relating to the Transactions (including in a registration statement on Form 10, Form S-1, Form S-4 or otherwise);

(h)	you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer, exchange offer or proxy relating to the Transactions;

(i)

you may disclose, on a confidential basis, the Fee Letter and the contents thereof to your auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs;

(j)	you may disclose the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter;

(k)	you may disclose this Commitment Letter (but not the Fee Letters or the contents thereof) in any syndication of the Bridge Facility or other marketing efforts for a financing of the Transactions; and

(l)

you may disclose this Commitment Letter and its contents (but not the Fee Letter or its contents) after your acceptance thereof or prior thereto to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided, that the foregoing sentence will not prevent such Commitment Party from disclosing any such information, (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law, rule or regulation from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental, regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so prior to such disclosure, unless such Commitment Party is prohibited by applicable law, rule or regulation from so informing you, or except in

Project Warrior – Bridge Commitment Letter

connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of any confidentiality obligations hereunder, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or your or their respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and its and such affiliates’ respective officers, directors, advisors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be pursuant to customary syndication practice, (h) to ratings agencies, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the enforcement of our rights hereunder or under the Fee Letter; provided, that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any Disqualified Lender.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Bridge Facility). In addition, the Commitment Parties may disclose the existence of the Bridge Facility and the information about the Bridge Facility to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Bridge Facility.

The obligations under this section other than with respect to the Fee Letter will automatically terminate and be superseded by the confidentiality provisions in the Bridge Facility Documentation (to the extent set forth therein) upon the execution and delivery of the Bridge Facility Documentation and in any event will terminate on the first anniversary of the date of this Commitment Letter.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

13. Surviving Provisions.

The compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, expense reimbursement (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided, that your obligations under the Commitment Papers, other than those relating to

Project Warrior – Bridge Commitment Letter

compensation, the syndication of the Bridge Facility, information and confidentiality, will automatically terminate and be superseded by the Bridge Facility Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

14. Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

15. Acceptance and Termination.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on December 8, 2025 whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Parties hereunder (or under the Bridge Facility Documentation, as applicable) will expire on the earliest of (a) the earlier of (x) the date that is five business days after the “End Date” (as defined in the Acquisition Agreement as in effect on the date executed and as such date may be extended in accordance with the terms of the Acquisition Agreement as in effect on the date executed) and (y) September 4, 2027, (b) the earliest of (x) receipt of the Company Stockholder Approval (as defined in that certain Agreement and Plan of Merger dated as of December 4, 2025 by and among Netflix, Inc., Nightingale Sub, Inc., Warner Bros. Discovery, Inc. and New Topco 25, Inc.), (y) the expiration or termination of the Tender Offer without the execution and delivery of the Acquisition Agreement and (z) the date that is 180 days following the date hereof (which date shall be extended for an additional 90 days if a stockholders’ meeting to approve the adoption of the Acquisition Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of the Company entitled to vote on such matter at such stockholders’ meeting has been duly called and scheduled for such purpose by the date that is 180 days following the date hereof but has not taken place by the 180th day following the date hereof) to the extent the Acquisition Agreement has not been executed and delivered on or prior to such date, (c) the closing of the Tender Offer or Acquisition without funding of the Bridge Facility, (d) the execution of the Bridge Facility Documentation, (e) the date you notify us in writing that the Tender Offer or Acquisition Agreement is terminated, which date shall be no more than two business days following any such termination of the Tender Offer or Acquisition Agreement, as applicable, and (f) receipt by Bank of America and Citi of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full (the earliest of each such date in clauses (a), (b), (c), (e) and (f), the “Commitment Termination Date”).

[Signature pages follow]

Project Warrior – Bridge Commitment Letter

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jonathan Tristan
Name:	Jonathan Tristan
Title:	Director

BOFA SECURITIES, INC.

By:	/s/ Jeffery Standish
Name:	Jeffery Standish
Title:	Managing Director

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Managing Director

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

APOLLO CAPITAL MANAGEMENT, L.P.,

on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by its or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Daniel M. Duval
Name:	Daniel M. Duval
Title:	Vice President

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

Accepted and agreed to as of the date first written above: PARAMOUNT SKYDANCE CORPORATION

By:	/s/ Andrew Brandon-Gordon
Name: Andrew Brandon-Gordon
Title: Chief Strategy Officer and Chief Operating Officer

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Transaction Description1

The Borrower intends to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to the Lead Arrangers and code-named “Warrior” (the “Company” or the “Target”; the Target and its subsidiaries, the “Acquired Business”). Upon consummation of the Acquisition, the Target will be a wholly owned direct or indirect subsidiary of the Borrower. In connection with the foregoing, it is intended that:

(a) (i) Pursuant to a tender offer (the “Tender Offer”) pursuant to the prospectus/offer to purchase for cash, to be dated on or about December 8, 2025 (as such prospectus/offer to purchase for cash may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and all material documents in connection with the Tender Offer entered into by the Borrower and/or one of the Borrower’s direct or indirect subsidiaries, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”)), the Borrower or one of its direct or indirect subsidiaries intends to offer to purchase all of the issued and outstanding shares of common stock of the Company (other than shares held in treasury by the Company or shares owned by the Borrower or any of its wholly owned subsidiaries) (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer.

(ii) Pursuant to an agreement and plan of merger (or similarly styled agreement) to be entered into among the Borrower, Merger Sub and the Target (together with the schedules and exhibits thereto, the “Acquisition Agreement”), a wholly-owned subsidiary of the Borrower (“Merger Sub”) will merge with and into the Company in the manner contemplated by the Acquisition Agreement.

(b) The Borrower will obtain $54,000,000,000 of gross proceeds from (i) the issuance by the Borrower of senior secured debt securities and/or senior unsecured debt securities through a public offering or in a private placement or the borrowing by the Borrower of senior secured term loans and/or senior unsecured term loans, or a combination of the foregoing (collectively, the “Permanent Financing”) and/or (ii) to the extent the Borrower does not issue or borrow the Permanent Financing up to such amount on or prior to the Closing Date (as defined below) for any reason, loans under a 364-day senior secured bridge loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $54,000,000,000 upon the terms and subject to the conditions set forth in the Commitment Letter and the Term Sheet; provided that, if a Target Term Loan LM Transaction (as defined below) under clause (y) of the definition thereof has occurred on or prior to the Closing Date, the aggregate principal amount of the commitments under the Bridge Facility shall automatically and immediately be reduced on a dollar for dollar basis by the outstanding aggregate principal amount of Target Term Loans (as defined below) that are permitted to be assumed by the Borrower or any of its subsidiaries on the Closing Date (such dollar for dollar reduction, the “Target Term Loan LM Transaction Commitment Reduction”).

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Warrior – Bridge Commitment Letter

Exhibit A

(c) The proceeds of Permanent Financing and/or the Bridge Facility together with cash on hand will be applied on the Closing Date:

•	to pay the cash consideration pursuant to the terms of the Tender Offer and the Acquisition Agreement;

•

to the repayment in full of all indebtedness and termination of all commitments under that certain Credit Agreement, dated as of October 4, 2024, by and among the Target, the guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, and each lender from time to time party thereto, as amended, supplemented or otherwise modified from time to time, and providing for the release of all guarantees thereunder and termination of all instruments with respect thereto (such repayment and termination, the “Refinancing”); and

•	to pay fees, costs and expenses related to the Transactions (as defined below) (such fees, costs and expenses, the “Transaction Costs”).

(d) In connection with the foregoing, on or prior to the Closing Date, the Borrower will obtain gross proceeds from the sale of equity in the Borrower or New Pilot in an aggregate amount (the “Equity Contribution”)) that is not less than $35,000,000,000; provided that any such equity not in the form of common stock of the Borrower or New Pilot shall be on terms reasonably acceptable to the Initial Lenders parties to this Commitment Letter (it being understood that any equity that does not constitute Disqualified Equity Interests (as defined in the Target Term Loan Agreement) or that is not assigned any non-equity credit in connection with the determination of the Facilities Rating shall, in each case, be deemed reasonably satisfactory).

(e) In connection with the foregoing, on or prior to the Closing Date, the Target shall have

(i) either (A) eliminated the obligation to commence an Exchange Offer (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) with respect to each series of the Acquired Business’s Amended Notes (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) (as amended, amended and restated, modified or otherwise supplemented or replaced or refinanced prior to the Closing Date, the “Target Notes”) as a result of the repayment or repurchase of such Target Notes and/or the payment of the $100 per $1,000/€100 per €1,000 premium contemplated by the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025 (a “Target Notes Payment”), or

(B) entered into transactions with respect to the Target Notes as necessary to permit the incurrence of the Bridge Facility on the terms contemplated hereunder; provided that such transactions shall not result in the Target Notes being (x) secured on a pari passu basis with the Bridge Facility and/or any Permanent Financing that is secured on a first lien basis, (y) secured by any assets not constituting Collateral (as defined in Exhibit B) or (z) guaranteed by any entities that are not Loan Parties (as defined in Exhibit B) (a “Target Notes LM Transaction”)

(the satisfaction of either option in this clause (e)(i), a “Target Notes Payment/LM Transaction”); and

(ii) either (A) repaid in full of all indebtedness and terminated all commitments under that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended, amended and restated, modified or otherwise supplemented, replaced or refinancing prior to the Closing Date, the “Target Term Loan Agreement” and the loans thereunder, the “Target Term Loans”), by and among, inter alia, the Target, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, as amended, supplemented or otherwise modified from time to time and providing for the release of all liens and guarantees thereunder and termination of all instruments with respect thereto (a “Target Term Loan Payment” and, together with a Target Notes Payment, collectively, the “Target Debt Payment”), or

2

Project Warrior – Bridge Commitment Letter

Exhibit A

(B) entered into such transactions with respect to the Target Term Loan Agreement as may be necessary to permit the incurrence of the Bridge Facility on the terms contemplated hereunder (it being understood that such transactions may result in the Target Term Loans being secured on a pari passu basis with the Bridge Facility and/or any Permanent Financing that is secured on a first lien basis); provided that such transactions shall not result in the Target Term Loans being (I) secured by any assets not constituting Collateral (as defined in Exhibit B) or (II) guaranteed by any entities that are not Loan Parties (as defined in Exhibit B); provided, further, that the terms of any such amendment will provide that such Target Term Loans shall either (x) be prepayable at par upon the consummation of the Acquisition without any prepayment premium or penalty and shall be so prepaid on or prior to the Closing Date, or (y) be permitted to be assumed by the Borrower or any of its subsidiaries on the Closing Date on terms and conditions permitted (or not prohibited) under the Acquisition Agreement (the “Target Term Loan LM Transactions” and, together with the Target Notes LM Transaction, collectively, the “Target LM Transactions”)

(the satisfaction of either option in this clause (e)(ii), a “Target Term Loan Payment/LM Transaction” and, together with a Target Notes Payment/LM Transaction, collectively, the “Target Debt Payment/LM Transactions”). To the extent the Borrower is required to consent to any Target Term Loan Payment/LM Transaction in accordance with the Acquisition Agreement, the Borrower shall obtain the consent of the Lead Arrangers prior to granting such consent.

(f) In connection with the foregoing, on or prior to the Closing Date, the Borrower will have (i) obtained consents from requisite lenders or issuing banks, as applicable, under the Existing Revolving Credit Agreement and the Existing LC Facility Agreement to permit the incurrence of the Bridge Facility on the terms contemplated hereunder, (ii) refinanced the Existing Revolving Credit Agreement with a new revolving credit agreement and the Existing LC Facility Agreement with a new letter of credit facility agreement, in each case, that permits the incurrence of the Bridge Facility on the terms contemplated hereunder, or (iii) repaid in full all indebtedness and terminated all commitments under the Existing Revolving Credit Agreement and the Existing LC Facility Agreement (the “Existing Facilities Transaction”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The Term Sheet (together with any “market flex” provisions and including the Documentation Principles) reflects all material terms related to the Bridge Facility. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for the Borrower. For purposes of the Commitment Papers, “Closing Date” means the date of the consummation of the Acquisition and the satisfaction of conditions to the initial funding under the Bridge Facility. All references to “dollars” and “$” are to the lawful currency of the United States of America.

3

Project Warrior – Bridge Commitment Letter

Exhibit A

CONFIDENTIAL	EXHIBIT B

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Term Sheet2

Borrower:	Paramount Skydance Corporation, a Delaware corporation; provided that in the event that New Pilot is formed, the borrower shall instead be New Pilot (the “Borrower”).

Guarantees:

Subject to the Certain Funds Provisions, all obligations under the Bridge Facility shall be fully and unconditionally guaranteed, jointly and severally, by each of the Borrower’s direct or indirect existing or subsequently organized or acquired Domestic Subsidiaries (as defined in Annex III to this Exhibit B), including, the Acquired Business but excluding any Excluded Subsidiary (as defined in Annex III to this Exhibit B) (such Domestic Subsidiaries that are not Excluded Subsidiaries, collectively, the “Guarantors”). Neither the Acquired Business nor any of its subsidiaries will be Loan Parties prior to the consummation of the Acquisition and the initial funding of the Bridge Facility on the Closing Date.

The Guarantors, together with the Borrower, are collectively referred to herein as the “Loan Parties.”

Security:

Subject to the Certain Funds Provisions, obligations of the Loan Parties in respect of the Bridge Facility will be secured jointly and severally on a first priority basis (subject to liens permitted under the Bridge Facility Documentation) by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”):

(i) substantially all of the personal property of the Loan Parties consisting of accounts, commercial tort claims above an agreed threshold, goods (including inventory and equipment), documents, instruments, investment property, chattel paper, letters of credit, supporting obligations, and general intangibles (including intellectual property), as each such term is defined under Article 9 of the UCC; and

(ii)  proceeds of the foregoing;

provided that (a) the Collateral shall not include any Excluded Property and (b) the Bridge Facility Documentation shall provide that notwithstanding anything to the contrary in the Bridge Facility Documentation, the aggregate amount of debt and other obligations under the Bridge Facility, the Permanent Financing, any revolving credit facility that refinances the Existing Revolving Credit Agreement (a “Refinancing Revolving Facility”) and/or any letter of credit facility that refinances the Existing LC Facility Agreement (a “Refinancing LC Facility” and, together with any Refinancing Revolving Facility, each a “Refinancing Facility”) that are secured by liens on the assets

[2]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

1

Project Warrior – Bridge Commitment Letter

Exhibit B

of Paramount Global shall be deemed not to exceed 15% of the consolidated total assets of Paramount Global.

Notwithstanding anything to the contrary set forth above, the Loan Parties will not be required, nor will the Bridge Agent be authorized,

(a) to perfect security interests in the Collateral other than by:

(i) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s);

(ii) filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered and applied-for patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to copyright registrations and applications, in the case of each of (A) and (B), constituting Collateral; and

(iii) delivery to the Bridge Agent (or a bailee or other agent of the Bridge Agent) to be held in its possession of all Collateral consisting of (A) certificates representing certificated equity securities and (B) material promissory notes and other material instruments constituting Collateral, in each case, in the manner provided in the Bridge Facility Documentation;

(b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control, other than as contemplated in clause (a)(iii) above;

(c) to enter into or deliver any mortgages with respect to any real property; or

(d) to take any action (i) in any non-U.S. jurisdiction, or (ii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property).

Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the cost or other consequence of obtaining, perfecting or maintaining a security interest in such assets exceeds the practical benefit to the Bridge Lenders afforded (or proposed to be afforded) thereby as reasonably agreed by the Borrower and the Bridge Agent.

Intercreditor Agreements:	The Bridge Loans (as defined below) will rank pari passu in lien priority with the security interests of (i) any Permanent Financing secured on a first priority basis, (ii) the Target Term Loans in the event of consummation of (and after giving effect to) a Target Term Loan LM Transaction, and (iii) any Refinancing Facility and such security interests and related creditor rights between the Bridge Lenders, on the one hand, and the holders of such Permanent Financing and/or the lenders or issuing banks under any Refinancing Facility, on the other

2

Project Warrior – Bridge Commitment Letter

Exhibit B

hand, will be set forth in a customary pari passu intercreditor agreement on terms reasonably acceptable to the Borrower and the Bridge Agent (the “First Lien Intercreditor Agreement”).

The Bridge Loans will rank senior in lien priority to the security interests of any notes issued in an Exchange Offer (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) (such notes, collectively, the “Junior Lien Exchange Notes” and, together with any other notes and/or loans that will be secured by liens on the Collateral that are junior in priority to the liens that secure the Bridge Loans, the “Junior Lien Indebtedness”) and such security interests and related creditor rights between the Bridge Lenders, on the one hand, and the holders of Junior Lien Indebtedness, on the other hand, will be set forth in a customary junior lien intercreditor agreement on terms reasonably acceptable to the Borrower and the Bridge Agent (the “Junior Lien Intercreditor Agreement”).

Joint Lead Arrangers and Joint Bookrunners:	BofA Securities, Citi and AGF will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”).

Bridge Agent:	Either Bank of America or Citi will act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) and collateral agent (in such capacity, the “Bridge Collateral Agent” and together with the Bridge Administrative Agent, the “Bridge Agent”) for the Bridge Lenders under the Bridge Facility.

Syndication Agent:	Either Bank of America or Citi will act as the sole and exclusive syndication agent under the Bridge Facility.

Documentation Agent:	AGF will act as the sole and exclusive documentation agent under the Bridge Facility.

Bridge Lenders:	A syndicate of banks, financial institutions and other lenders, including Bank of America, Citi and ACM and/or any of their respective affiliates (collectively, the “Bridge Lenders”) arranged by the Lead Arrangers in accordance with the Commitment Letter.

Bridge Facility:	A 364-day senior secured bridge term loan facility in the amount of $54,000,000,000 (the “Bridge Facility”), subject to reduction as described on Exhibit A.

Availability:	The loans (the “Bridge Loans”) shall be available to be drawn on the Closing Date. On the Closing Date, any undrawn commitments shall automatically terminate (after giving effect to the borrowing of Bridge Loans, if any, on such date).

Purpose:	Proceeds of the Bridge Loans will be used to finance the Acquisition and the Tender Offer, the repayment of certain indebtedness of the Acquired Business and the payment of fees, costs and expenses related to the Transactions.

Bridge Documentation Principles:	The definitive documentation for the Bridge Facility (collectively, the “Bridge Facility Documentation”) will be based upon the Existing Revolving Credit Agreement and only with modifications (a) contained in this Exhibit B, (b) to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions), (c) that will permit

3

Project Warrior – Bridge Commitment Letter

Exhibit B

automatic reclassification of amounts incurred under all fixed baskets, exceptions and thresholds under applicable ratio baskets, (d) consistent with the proposed business plan and projections of the Borrower and its subsidiaries (after giving effect to the Transactions), (e) to reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Revolving Credit Agreement as reasonably agreed by the Borrower and the Bridge Agent, (f) to reflect the operational or administrative requirements of the Bridge Agent, as reasonably agreed between the Borrower and the Bridge Agent, (g) to reflect the nature of the Bridge Facility as a secured bridge facility and terms and provisions that are customary for secured credit facilities and (h) that are otherwise mutually and reasonably agreed by the Borrower and the Lead Arrangers; provided that, notwithstanding the foregoing, except as expressly set forth in this Exhibit B, the Bridge Facility Documentation will in no event be less favorable to the Borrower and its subsidiaries (after giving effect to the Transactions) than the Target Bridge Credit Agreement (other than clause (b) of the definition of “Change of Control” in the Target Bridge Credit Agreement). The Bridge Facility Documentation will contain only (i) those representations and warranties, affirmative and negative covenants, mandatory prepayments and commitment reductions and events of default expressly set forth in the Commitment Letter, including this Exhibit B, and (ii) those conditions to borrowing as are expressly set forth below under the heading “Conditions to the Funding of the Bridge Loans on the Closing Date”.

The provisions under this heading are collectively referred to herein as the “Bridge Documentation Principles”.

Incremental Facilities:

Subject to the Bridge Documentation Principles, the Bridge Facility Documentation will include provisions consistent with the Target’s Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Target Bridge Credit Agreement”) permitting the Borrower to, at any time from time to time, enter into one or more increases to the Bridge Loans (any such increase, an “Incremental Bridge Increase”) or borrow new bridge loans (any such new bridge loan, an “Incremental Bridge Loan” and together with any Incremental Bridge Increase, the “Incremental Facilities”).

The aggregate principal amount of Incremental Facilities incurred by the Borrower may not exceed $2,500,000,000, and in connection with any incurrence of Incremental Facilities, the Borrower and the Bridge Administrative Agent shall have mutually determined that such Incremental Facilities are reasonably desirable in connection with (i) the refinancing of the Bonds (as defined in the Target Bridge Credit Agreement) of the Acquired Business, (ii) any debt securities issued by the Borrower or its subsidiaries outstanding as of the Closing Date and (iii) any indebtedness that is scheduled to come due within a date falling prior to the maturity date of the Bridge Loans.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date.

4

Project Warrior – Bridge Commitment Letter

Exhibit B

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay the Bridge Loans (or, prior to the Closing Date, to reduce the commitments under the Bridge Facility pursuant to the Commitment Letter or Bridge Facility Documentation (as applicable)) (it being understood that amounts set forth in clause (a) below shall only be required to be applied to reduce commitments under the Bridge Facility prior to the Closing Date):

(a)100% of the committed amount of any Qualifying Term Loan Facility (as defined below) (such reduction to occur automatically upon the effectiveness of definitive documentation for such Qualifying Term Loan Facility and receipt by the Lead Arrangers of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility);

(b)100% of the Net Cash Proceeds (as defined below) (including in escrow provided that there are no conditions to the release of such proceeds from such escrow that are more onerous than the Financing Conditions) received by the Borrower from the incurrence of debt for borrowed money by the Borrower or any of its subsidiaries, excluding:

(i) any intercompany debt among the Borrower and its subsidiaries,

(ii)  (A) borrowings under the Existing Revolving Credit Agreement, (B) letters of credit issued under the Existing LC Facility Agreement, (C) indebtedness under any Refinancing Facility, or (D) other indebtedness that is scheduled to come due within a date falling within the succeeding 12 months after the Closing Date,

(iii)  any indebtedness permitted to be incurred prior to the Closing Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement,

(iv) any borrowings under working capital, letter of credit, overdraft facilities, including foreign working capital facilities, or other similar obligations,

(v)   any purchase money indebtedness and equipment financings incurred in the ordinary course of business,

(vi) any indebtedness with respect to capital leases incurred in the ordinary course of business,

(vii) any accounts receivable factoring, revolving receivables or securitization facilities, in each case, incurred in the ordinary course of business,

(viii)any debt to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance any debt of the Borrower or its subsidiaries within 12 months of the maturity thereof and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon),

(ix) any debt consisting of or relating to the acquisition, sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or

5

Project Warrior – Bridge Commitment Letter

Exhibit B

with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Borrower or any of its subsidiaries (after giving effect to the Transactions) of rights to distribute such motion pictures, video and television programming, sound recordings or books,

(x)   any other debt (other than the securities issued as part of the Permanent Financing) in an aggregate principal amount not to exceed $750,000,000,

(xi) any Qualifying Term Loan Facility that has reduced commitments under the Bridge Facility pursuant to clause (a) above, and

(xii) any extensions, renewals, replacements or other refinancings of, or commitment increase under, any of the foregoing in the same or similar form;

(c) 100% of the Net Cash Proceeds the issuance of any equity interests (or right to obtain an equity interest) by the Borrower, other than:

(i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements or issued as compensation to officers and/or non-employee directors,

(ii)  issuance of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law,

(iii)  issuances among the Borrower and its subsidiaries,

(iv) issuances as consideration for the Acquisition or any other acquisition or strategic initiative or

(v)   the Equity Contribution; and

(d) 100% of the Net Cash Proceeds from the sale or other disposition of assets of the Borrower or any of its subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s subsidiaries), other than:

(i) asset sales (including issuances of stock by the Borrower’s subsidiaries) between or among the Borrower and its subsidiaries,

(ii)  factoring arrangements,

(iii)  any leasing transactions,

(iv) sale-leaseback transactions,

(v)   dispositions by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions (A) would result in material adverse tax consequences, (B) would be prohibited or restricted by applicable law, rule or regulation (after giving effect to any available “whitewash” or similar procedures), or (C) would be prohibited under material agreements binding on foreign subsidiaries

6

Project Warrior – Bridge Commitment Letter

Exhibit B

of the Borrower in effect on the Closing Date or, in the case of non-wholly owned subsidiaries, would be prohibited under organizational documents of such subsidiaries, in each case, as reasonably determined by the Borrower, and

(vi) asset sales (including issuances of stock by the Borrower’s subsidiaries), the net cash proceeds of which do not exceed $250,000,000 in any single transaction or related series of transactions or $750,000,000 in the aggregate, to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within six (6) months (plus (A) six (6) months if committed prior to the Closing Date and during the initial 6-month period to be reinvested or (B) three (3) months if committed on or after the Closing Date and during the initial 6-month period to be reinvested) following receipt thereof.

“Net Cash Proceeds” means, with respect to any event,

(a)   the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of

(b)   all fees and expenses incurred in connection with such event by the Borrower or any of its subsidiaries (including, with respect to the issuance, sale or incurrence of debt securities or indebtedness for borrowed money, any underwriting or issuance discounts, commissions, and fees),

(c)   in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and/or any of its subsidiaries as a result of such event to repay debt for borrowed money secured by such asset,

(d)   the amount of all taxes paid or reasonably estimated to be payable by the Borrower or any of its subsidiaries in connection with such event, and

(e)   the amount of any reserves established by the Borrower or any of its subsidiaries in good faith in accordance with GAAP or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the Financing Conditions, as determined by the Borrower in its reasonable discretion, it being understood that a Qualifying Term Loan Facility may be in the form of a delayed draw term loan facility under the Existing Revolving Credit Agreement or the Refinancing Revolving Facility.

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Project Warrior – Bridge Commitment Letter

Exhibit B

The Borrower shall notify the Bridge Administrative Agent within (a) five (5) business days of any receipt by the Borrower or its subsidiaries of the proceeds described above and (b) promptly (and in any event within one business day) in the case of any mandatory commitment reduction provided above (including having entered into a Qualifying Term Loan Facility). Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such net cash proceeds are actually received or funded into escrow, as applicable, or in the case of any Qualifying Term Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of the Bridge Facility resulting from any of the foregoing shall be made on or prior to the fifth business day after such net cash proceeds are received.

All commitment reductions shall be permanent and any repayment of the Bridge Loans may not be reborrowed. All commitment reductions and prepayments shall be applied to reduce, respectively, the commitments in respect of the Bridge Facility and Bridge Loans on a ratable basis, or with respect to any Bridge Lenders which are affiliated with each other, between them as they and the Bridge Administrative Agent may agree.

In addition, the commitments shall terminate on the Commitment Termination Date.

Optional Prepayments and Commitment Reductions:	The Bridge Loans may be prepaid at any time in whole or in part without premium or penalty (other than customary breakage costs), upon written notice, at the option of the Borrower. The commitments under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty. Optional prepayments of the Bridge Loans may not be reborrowed.

Representations and Warranties:

Subject to the Bridge Documentation Principles and the Certain Funds Provisions and, as qualified by disclosure schedules to be delivered by the Borrower on the Closing Date containing information necessary to make such representations and warranties accurate and complete on the Closing Date, limited to the following:

•

Corporate Existence

•

Financial Condition

•

Litigation

•

No Breach, Etc.

•

Corporate Action

•

Approvals

•

ERISA

•

Taxes

•

Margin Stock

•

Outbound Investment

•

Investment Company Act

•

Environmental

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Project Warrior – Bridge Commitment Letter

Exhibit B

• Material Subsidiaries • Anti-Corruptions Laws, Patriot Act and Sanctions • Collateral

Conditions to the Funding of the Bridge Loans on the Closing Date:	Subject to the Certain Funds Provision, the effectiveness of the Bridge Facility Documentation and the funding of the Bridge Loans shall occur on the date (the “Closing Date”) on which the Financing Conditions are satisfied or waived.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as the Existing Revolving Credit Agreement.

Negative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as the Target Bridge Credit Agreement, subject to those exceptions, baskets and qualifications contained on Annex IV to this Exhibit B.

Financial Covenant:	Consolidated Total Leverage Ratio (as defined in the Existing Revolving Credit Agreement) of no greater than 5.50 to 1.00, calculated in a manner substantially the same as in the Existing Revolving Credit Agreement, with such changes as the Borrower and the Lead Arrangers mutually agree (it being understood that for purposes of calculating the Consolidated Total Leverage Ratio, (i) the definition of “Consolidated EBITDA” in the Existing Revolving Credit Agreement shall be modified to include adjustments of the type for transaction related synergies identified in the financial report prepared by Bain and delivered to the Commitment Parties most recently prior to the date of the Commitment Letter in an amount not to exceed the mid-point of the synergy range set forth in such report and (ii) the Borrower shall be permitted to “net” up to $5 billion in cash and cash equivalents); provided that there shall be no covenant step-up following the consummation of a Qualifying Acquisition (as defined in the Existing Revolving Credit Agreement).

Events of Default:	Subject to the Bridge Documentation Principles, substantially the same as the Existing Revolving Credit Agreement.

Voting:

Amendments and waivers of the Bridge Facility Documentation will require the approval of one or more Bridge Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of Bridge Loans and commitments under the Bridge Facility, except that the consent of each Bridge Lender directly and adversely affected thereby will be required with respect to:

(i) increases in commitments of such Bridge Lender,

(ii)  reductions of principal, interest (other than default interest) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will only require the consent of the Required Lenders),

(iii)  extensions of scheduled dates of payment of interest or any fee or final maturity,

(iv) changes in voting percentages,

(v)   other than in connection with a transaction permitted (or not prohibited by) the Bridge Facility Documentation as in effect on the Closing Date, amendments that (A) subordinate, or have the effect of subordinating, the

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Project Warrior – Bridge Commitment Letter

Exhibit B

Bridge Loans in priority of payment to, or (B) subordinate, or have the effect of subordinating, the liens securing the Bridge Facility to, in either case, other indebtedness for borrowed money (such other indebtedness for borrowed money, “Senior Indebtedness”); provided that Senior Indebtedness shall not include any of the following: (A) capitalized leases, purchase money debt, indebtedness that is expressly permitted under the Bridge Facility Documentation as in effect on the Closing Date to either be senior in right of payment to the Bridge Facility or to be secured by a lien on the Collateral that is senior to the lien on the Collateral securing the Bridge Facility, (B) any “debtor-in-possession” facility and (C) any indebtedness incurred pursuant to an asset-based loan facility, factoring, securitization or other similar facility the incurrence of which is permitted by the Bridge Facility Documentation as in effect on the Closing Date; and

(vi) modifications to certain pro rata provisions of the Bridge Facility Documentation.

Yield Protection and Increased Costs:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

Defaulting Lenders:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

Assignments and Participations:

Prior to the Closing Date, assignments of commitments shall be subject to the limitations set forth in the Commitment Letter.

After the funding of the Bridge Loans on the Closing Date, assignments and participations of Bridge Loans shall be subject to limitations substantially similar to the Existing Revolving Credit Agreement, subject to the Bridge Documentation Principles. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request.

Expenses and Indemnification:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Revolving Credit Agreement, subject to changes to conform to the Commitment Letter.

Governing Law and Forum:	New York; provided, that (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred, including for purposes of the Financing Conditions), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to conflicts of law principles that would result in the application of the law of any other state. Each party to the Bridge Facility Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in the County of New York.

Counsel to Bridge Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

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Project Warrior – Bridge Commitment Letter

Exhibit B

CONFIDENTIAL	ANNEX I TO EXHIBIT B Interest and Fees
Interest Rates:	At the option of the Borrower, the Bridge Loans will bear interest at a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin or ABR plus the Applicable Margin.
As used herein:
“ABR” or “Alternate Base Rate” means a floating rate of interest per annum equal to the greater of (x) the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by the Bridge Administrative Agent as its “prime rate”, (ii) the federal funds effective rate plus 1/2 of 1.00% per annum and (iii) one-month Adjusted Term SOFR plus 1.00% per annum and (y) 1.00% per annum.

“Adjusted SOFR Rate” means, for each interest period, the greater of (a) “Term SOFR” and (b) 0.00% per annum.

“SOFR Loans” means Bridge Loans bearing interest based upon the Adjusted SOFR Rate.

“Term SOFR” means the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such interest period with a term equivalent to such interest period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Screen Rate” means the forward-looking Secured Overnight Financing Rate term rate administered by CME Group Benchmark Administration Limited (or any successor administrator reasonably satisfactory to the Bridge Administrative Agent) and published on a commercially available source providing such quotations as may be designated by the Bridge Administrative Agent from time to time.

“U.S. Government Securities Business Day” means any business day, except any business day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

The Bridge Facility Documentation will include customary provisions that permit the implementation of a replacement benchmark rate to be mutually agreed between the Borrower and the Bridge Administrative Agent.

“Applicable Margin” means the percentage determined in accordance with the pricing grid attached hereto as Annex II (the “Bridge Pricing Grid”).
The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted Term SOFR borrowings.

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Project Warrior – Bridge Commitment Letter

Annex I to Exhibit B

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the “prime rate”) and interest shall be payable (i) in the case of Adjusted Term SOFR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Bridge Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Bridge Loan of such Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

90 days after the Closing Date 0.50%	180 days after the Closing Date 0.75%	270 days after the Closing Date 1.00%

Default Rate:	Substantially similar to the Existing Revolving Credit Agreement.

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Project Warrior – Bridge Commitment Letter

Annex I to Exhibit B

CONFIDENTIAL	ANNEX II TO EXHIBIT B
Pricing Grid

Applicable Margin

Corporate Family Rating as Assigned by S&P, Moody’s or Fitch, respectively (“Debt Rating”)[1]	Closing Date until 89 days following the applicable Closing Date		90th day following the applicable Closing Date until 179th day following the applicable Closing Date		180th day following the applicable Closing Date until 269th day following the applicable Closing Date		From the 270th day following the applicable Closing Date
	Adjusted Term SOFR	ABR	Adjusted Term SOFR	ABR	Adjusted Term SOFR	ABR	Adjusted Term SOFR	ABR
Level 1
BBB+ (or better), Baa1 (or better) and BBB+ (or better)	125 bps	25 bps	150 bps	50 bps	175 bps	75 bps	200 bps	100 bps
Level 2
BBB, Baa2 and BBB	137.5 bps	37.5 bps	162.5 bps	62.5 bps	187.5 bps	87.5 bps	212.5 bps	112.5 bps
Level 3
BBB-, Baa3 and BBB-	150 bps	50 bps	175 bps	75 bps	200 bps	100 bps	225 bps	125 bps
Level 4
BB+, Ba1 and BB+	175 bps	75 bps	200 bps	100 bps	225 bps	125 bps	250 bps	150 bps
Level 5
None of Level 1, Level 2, Level 3 or Level 4	187.5 bps	87.5 bps	212.5 bps	112.5 bps	237.5 bps	137.5 bps	262.5 bps	162.5 bps

[1]	“Debt Rating” means, as of any date of determination, corporate family rating, as assigned by any of S&P, Moody’s and Fitch.

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Project Warrior – Bridge Commitment Letter

Annex II to Exhibit B

CONFIDENTIAL	ANNEX III TO EXHIBIT B
Defined Terms

“Controlled Foreign Subsidiary” means any subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Domestic Subsidiary” means any subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Excluded Accounts” means any deposit account,

(a) solely containing,

(i) funds used or intended to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of the Loan Parties or any subsidiary,

(ii) funds used or intended to be used to pay taxes required to be collected, remitted or withheld (including, federal and state withholding taxes and any employer’s share thereof), and

(iii) funds which any Loan Party or any subsidiary (A) holds on behalf of another person (other than a Loan Party or subsidiary) or (B) holds as an escrow or fiduciary for another person (other than a Loan Party or subsidiary), or

(b) used by the Loan Parties or any subsidiary solely for disbursements and payments in the ordinary course of business or payroll,

(c) that is a zero balance account or otherwise swept into another account on a daily basis,

(d) that is subject to cash pooling arrangements, or

(e) that is located outside of the United States.

“Excluded Equity Interest” means,

(a) any issued and outstanding equity interests in a Foreign Subsidiary or a FSHCO (other than, in the case of any direct subsidiary of a Loan Party which direct subsidiary is (A) a Controlled Foreign Subsidiary or (B) a FSHCO, 65% of the outstanding equity interests of such Foreign Subsidiary or FSHCO);

(b) (1) any equity interests of any person that is not a direct wholly-owned subsidiary of the Borrower or any other Loan Party or (2) any equity interests in any other person to the extent (A) with respect to equity interests described in clause (1), the organization documents or other agreements with respect to such equity interests with other equity holders prohibits or restricts the pledge of such equity interests, (B) the pledge of such equity interests is otherwise prohibited or restricted by (i) applicable law which would require governmental (including regulatory) consent, approval, license or authorization to be pledged or that would require consent under any contractual obligation existing on the Closing Date or on the date any subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is not incurred in contemplation of such acquisition and except to the extent such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code) or (ii) any agreement with a third party (other than the Borrower or any of its subsidiaries) existing on the Closing Date or on the date any subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code or (C) would result in a change of control, repurchase obligation or other adverse consequence, in each case of the foregoing sub-clauses (A), (B) and (C), except to the extent that any such prohibition or restriction would be rendered ineffective under the Uniform Commercial Code);

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Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

(c) any margin stock;

(d) any equity interest, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower;

(e) equity interests in any Immaterial Subsidiary or Excluded Subsidiary (other than an Excluded Subsidiary that is a Controlled Foreign Subsidiary or a FSHCO); and

(f) any equity interest with respect to which the Borrower has determined in good faith in consultation with the Bridge Administrative Agent that the costs of pledging, perfecting or maintaining the pledge in respect of such equity interest hereunder shall be excessive in view of the benefits to be obtained by the secured parties therefrom.

“Excluded Property” means:

(a) any asset (including, to the extent applicable, any equipment or inventory owned by a Loan Party that is subject to a permitted lien) together with any rights or interests therein, or any lease, license, franchise, purchase money arrangement, charter, authorization, contract or agreement to which any Loan Party is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (A) are prohibited or restricted by or in violation of any applicable law, (B) require any governmental (including regulatory) consent, approval, license or authorization or consent of a third party that is not a Loan Party pursuant to any contract or agreement binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition (without any requirement to obtain such consent, approval, license or other authorization), (C) are prohibited or restricted by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement to which such Loan Party is a party which is binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition or create a right of termination in favor of any other party thereto (other than a Loan Party), or (D) would result in material adverse accounting or regulatory consequences, except, in the case of each of the foregoing clauses (A), (B), (C) and (D), to the extent that such prohibition or restriction would be rendered ineffective under the applicable anti-assignment provisions of the Uniform Commercial Code; provided, that the Excluded Property referred to in this clause (a) shall not include any proceeds of any such asset, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such proceeds otherwise constitute Excluded Property);

(b) the Excluded Equity Interests, any property or asset of any Excluded Subsidiary or any person that is not, and is not required to be, a Loan Party;

(c) any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d) (A) any leasehold or sub leasehold interest (including any ground lease interest) in real property (with no requirements to deliver landlord lien waivers, estoppels or collateral access letters), (B) any fee interest in owned real property, (C) any improvements located on any real property, and (D) any fixtures affixed to any real property, except to the extent perfected by a UCC filing in the jurisdiction of organization (collectively, “Excluded Real Property”);

(e) (i) as extracted collateral, (ii) timber to be cut, (iii) farm products, (iv) manufactured homes and (v) healthcare insurance receivables, in each case, except to the extent perfected by a UCC filing in the jurisdiction of organization;

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Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

(f) any particular asset, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower in consultation with the Bridge Administrative Agent;

(g) obligations the interest of which is wholly exempt from taxes imposed by Subtitle A of the Internal Revenue Code;

(h) any asset with respect to which the Borrower has determined in good faith in consultation with the Bridge Administrative Agent that the costs of obtaining, perfecting or maintaining a security interest or pledge shall be excessive in view of the fair market value of such asset and/or the benefits to be obtained by the secured parties therefrom;

(i) letter-of-credit rights that are not supporting obligations;

(j) commercial tort claims with a value below a threshold to be agreed upon;

(k) motor vehicles, aircraft and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Grantor;

(l) except to the extent automatically perfected or perfected by filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Loan Party, cash, cash equivalents (including securities entitlements and related assets) and any deposit account, commodity account or securities account; provided that, the Excluded Property referred to in this clause shall not include proceeds of Collateral; and

(m) securitization assets, receivables and assets (including cash) securing a securitization financing, including assets that may be temporarily held by a Loan Party (whether or not on a commingled basis) for the benefit of, or in trust for, a special purpose entity, a securitization subsidiary or a finance party in respect of a securitization whether pursuant to a servicing arrangement or otherwise;

(n) segregated cash to secure letter of credit reimbursement obligations to the extent such letters of credit are permitted by the Bridge Facility Documentation; and

(o) any Excluded Accounts;

Notwithstanding anything herein to the contrary, Excluded Property shall not include (i) any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above) or (ii) any assets that secure any Permanent Financing, the Existing Revolving Credit Agreement, the Existing LC Facility Agreement, or any Refinancing Facility.

“Excluded Subsidiary” means:

(a) any subsidiary that is not a wholly owned subsidiary of a Loan Party;

(b) any Foreign Subsidiary;

(c) any FSHCO;

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Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

(d) any Domestic Subsidiary that is a direct or indirect subsidiary of a Controlled Foreign Subsidiary or a FSHCO;

(e) any subsidiary that is prohibited or restricted by applicable law from providing a guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such subsidiary (and not incurred in contemplation of such acquisition) from providing a guaranty or if such guaranty would require governmental (including regulatory) or third party (other than the Borrower or a subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained;

(f) any special purpose securitization vehicle (or similar entity) including any securitization subsidiary created pursuant to a transaction permitted under the Bridge Facility Documentation;

(g) any subsidiary that is a not-for-profit organization;

(h) any captive insurance subsidiary;

(i) any other subsidiary with respect to which, as reasonably determined by the Borrower in good faith and in consultation with the Bridge Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a guaranty shall be excessive in view of the benefits to be obtained by the Bridge Lenders therefrom;

(j) any other subsidiary to the extent the provision of a guaranty by such subsidiary could reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Borrower in good faith;

(k) any Immaterial Subsidiary; and

(l) any subsidiary that is an “investment company” (or would be an “investment company” if it were a guarantor) under the Investment Company Act of 1940, as amended, whether or not registered or exempt from registration;

provided that the Borrower, in its sole discretion (or in the case of any Foreign Subsidiary, with the consent of the Bridge Administrative Agent not to be unreasonably withheld), may cause any subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Bridge Administrative Agent) and thereafter such subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate such persons as an Excluded Subsidiary; provided that no such subsidiary shall be re-designated as an Excluded Subsidiary solely due to circumstances which existed at the time such subsidiary was designated as a Guarantor); provided, further, that no subsidiary shall be released from its Guarantee and no Collateral provided by such subsidiary shall be released by virtue of becoming a non-wholly owned subsidiary as a result of a transfer of such Loan Party’s equity interests to any affiliate of the Borrower in connection with a non-bona fide transaction the primary purpose of which was to cause such entity to become an Excluded Subsidiary unless such subsidiary otherwise constitutes an Excluded Subsidiary.

“Foreign Subsidiary” means any direct or indirect subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any subsidiary substantially all of the assets of which consist of equity interests (or, if applicable, equity interests and indebtedness (including any debt instrument treated as equity for U.S. federal income tax purposes), in each case, and/or cash and cash equivalents held temporarily pending prompt distribution to its owners or contributions to its subsidiaries) of one or more Controlled Foreign Subsidiaries or other FSHCOs.

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Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

“Immaterial Subsidiary” means any subsidiary of the Borrower that for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered under the Bridge Facility Documentation did not account for more than 5% of the consolidated total assets (excluding goodwill and general intangibles) of the Borrower and its Domestic Subsidiaries or more than 5% of consolidated revenue of the Borrower and its Domestic Subsidiaries; provided that if at any time subsidiaries that are Excluded Subsidiaries solely because they are Immaterial Subsidiaries account for more than 20% of the consolidated total assets (excluding goodwill and general intangibles) of the Borrower and its Domestic Subsidiaries or more than 20% of consolidated revenue of the Borrower and its Domestic Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered under the Bridge Facility Documentation, the Borrower shall promptly notify the Administrative Agent thereof and shall designate such subsidiaries as it may select in its sole discretion to not be “Immaterial Subsidiaries” to the extent necessary to cause such aggregate thresholds to not be exceeded.

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Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

CONFIDENTIAL	ANNEX IV TO EXHIBIT B
Negative Covenant Baskets

#	Basket/Threshold	Bridge Facility

Liens Covenant

1.	Basket for Liens existing on the Closing Date	Liens in excess of an amount to be agreed to be scheduled. Allows for renewal and extension of said liens, given no change to collateral scope and no increase in the amount secured by said liens.

2.	Basket for Liens securing Junior Lien Indebtedness	Permitted

3.	General Basket - Liens	$750,000,000

Indebtedness Covenant

1.	Basket for Debt existing on the Closing Date	Debt in excess of an amount to be agreed to be scheduled; permits any refinancing debt thereof

2.	Capitalized Lease Basket	$750,000,000

3.	Letters of Credit Basket (i.e. letters of credit not issued under the LC Facility)	$400,000,000

4.	Joint Venture Debt Basket	$200,000,000

5.	Non-Loan Party Third Party Debt Basket	$350,000,000

6.	General Basket - Debt	$750,000,000

Investments Covenant

1.	Basket for Investments existing on the Closing Date

Investments in an amount to be agreed to be scheduled.

Includes Investments permitted to be incurred and remain outstanding under the Acquisition Agreement or made pursuant to binding commitments, agreements or arrangements in effect on the Closing Date.

2.	Investments in Joint Ventures	$350,000,000

3.	General Basket – Investments	$1,500,000,000

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Project Warrior – Bridge Commitment Letter

Annex IV to Exhibit B

#	Basket/Threshold	Bridge Facility

Restricted Payments (including Junior Debt Payment) Covenant

1.	Junior Debt Payment Scope	To apply to all debt securities secured on a junior or unsecured basis other than such debt securities that are scheduled to come due within a date falling within the succeeding 12 months.

2.	Management Stock Buybacks	$75,000,000

3.	General Basket – Restricted Payment	$350,000,000, subject to no Event of Default

Affiliate Transactions Covenant
1.	De Minimis Exception	$75,000,000

Asset Sale Covenant

1.	75% Cash Consideration Basket	• Percent of Cash Consideration Required: 75% applicable to dispositions in excess $75,000,000 • Designated Non-cash Consideration Cap: $150,000,000

Negative Pledge

1.	Excluded Real Property	Includes a negative pledge over any Excluded Real Property.

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Project Warrior – Bridge Commitment Letter

Annex IV to Exhibit B

CONFIDENTIAL	EXHIBIT C

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Conditions Annex1

The commitments of the Initial Lenders and the initial funding of the Bridge Facility are, in each case, subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions precedent (subject in all respects to the Certain Funds Provision):

1. The Acquisition Agreement shall be satisfactory to the Commitment Parties; provided that the Commitment Parties hereby acknowledge that the draft Acquisition Agreement (which did not include the schedules and exhibits thereto) attached as an exhibit to the Offer to Purchase filed on December 8, 2025 (as the same may be amended, supplemented or otherwise modified from time to time on or prior to the Acquisition Agreement Date to reflect the structure and terms of the Tender Offer as set forth in the Tender Offer Documents (subject to the limitation set forth in clause (b) below), as applicable, and otherwise in any manner that in the aggregate (when taken as a whole) is not materially adverse to the interests of the Commitment Parties, in their respective capacities as such) is satisfactory to the Commitment Parties. Confirmation from you (in the form of an officer’s certificate) to the Initial Lenders that,

(a) the Acquisition and the Tender Offer either (i) have been consummated or (ii) will be consummated in accordance with the terms of the Acquisition Agreement and the Offer to Purchase substantially concurrently with the initial borrowing under (or provision of commitments under) the Bridge Facility;

(b) since the date hereof, the Signing Date Tender Offer Documents (as defined below) have not been amended, supplemented, waived or modified pursuant to their terms in a manner that in the aggregate (when taken as whole) is materially adverse to the Commitment Parties, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three business days of being notified of such amendment, supplement, waiver or modification; and

(c) since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms in a manner that in the aggregate (when taken as a whole) is materially adverse to the Commitment Parties, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three business days of being notified of such amendment, supplement, waiver or modification;

provided, that an amendment, supplement, waiver or modification of the Signing Date Tender Offer Documents and/or Acquisition Agreement (solely to the extent that such amendment, supplement, waiver or modification relates to the purchase price) that does not increase the cash purchase price thereunder to be paid on the Closing Date (unless any such increase is funded by an increase to the Equity Contribution) or that has the effect of reducing the purchase price thereunder, will, in each case, be deemed not to be materially adverse to the interests of the Commitment Parties and any such reduction will reduce the commitments in respect of the Bridge Facility on a dollar-for-dollar basis.

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Warrior – Bridge Commitment Letter

Exhibit C

“Signing Date Tender Offer Documents” means Schedule TO for the Tender Offer filed on December 8, 2025, together with all exhibits, schedules and annexes thereto.

2. The Equity Contribution, the Refinancing, the Target Debt Payment/LM Transactions and the Existing Facilities Transaction shall have been made, consummated or occurred, as applicable, prior to, or shall be made or consummated substantially concurrently with or promptly following, the initial funding under the Bridge Facility, which condition may be satisfied by your delivery to the Lead Arrangers of an officer’s certificate certifying as to such matters; it being agreed that the Refinancing and/or the Target Debt Payment/LM Transactions may be consummated with the proceeds of the initial funding of the Bridge Facility.

3. A Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date originally executed) shall not have occurred on or after the date of the Acquisition Agreement that would result in the failure of a condition precedent to your obligation to consummate the Acquisition under the Acquisition Agreement or that would give you the right (taking into account any notice and cure provisions) to terminate your obligations pursuant to the terms of the Acquisition Agreement.

4. The Commitment Parties shall have received:

(a) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income (in the case of the Borrower), operations and comprehensive (loss) income (in the case of the Target), statement of equity of each of the Borrower and Target, and cash flows of each of the Borrower and the Target for the last three full fiscal years ended at least 60 days prior to the Closing Date, and

(b) unaudited consolidated balance sheets and related condensed statements of comprehensive income, stockholders’ equity and cash flows (in the case of the Borrower) and related consolidated statements of operations and comprehensive (loss) income, equity and cash flows (in the case of Target) of each of the Borrower and the Target for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), which are prepared in accordance with GAAP (the “Financial Statements Date”);

it being understood that, with respect to such financial information for each such fiscal year and fiscal quarter, such condition shall be deemed satisfied through the filing by the Borrower or the Target of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or fiscal quarter; it being agreed that a late filing of any such report shall not affect the satisfaction of this condition.

5. The Lead Arrangers shall have received (i) pro forma consolidated balance sheets for the Borrower and the Acquired Business as of the Financial Statements Date and (ii) related pro forma consolidated statements of operations and comprehensive income for the four fiscal quarter period ending on the most recent Financial Statements Date with respect to which financial statements are available, in each case giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheets) or at the beginning of such period (in the case of the statements of operations and comprehensive income), which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (except as otherwise agreed between the Borrower and the Lead Arrangers).

6. The Commitment Parties shall have received (or, with respect to clause (a)(iv) below, the Bridge Agent on behalf of the Commitment Parties), in each case subject to the Certain Funds Provisions and the Documentation Principles,

(a) in the case of the Bridge Facility:

(i) a credit agreement, executed by the Borrower;

Project Warrior – Bridge Commitment Letter

Exhibit C

(ii) a guarantee agreement, executed by the Borrower and the Guarantors;

(iii) a security agreement governed by New York law pursuant to which a lien is granted on the Personal Property Collateral securing the Bridge Facility in favor of the applicable Collateral Agent for the ratable benefit of the Lenders under the Bridge Facility, and pursuant to which such Collateral Agent thereunder is authorized to file customary “all asset” UCC-1 financing statements with respect thereto, executed by the Borrower and the Guarantors; and

(iv) subject to the First Lien Intercreditor Agreement, Collateral consisting of certificated equity interests of each of the Borrower’s material U.S. wholly-owned subsidiaries, if any, to which a security interest can be perfected by the delivery of such certificates (to the extent required under the terms of Exhibit B);

(b) customary legal opinions,

(c) an officer’s certificate containing (i) certification of organizational documents and appropriate authorizing resolutions, (ii) customary good standing certificates for each of the Loan Parties and (iii) a customary incumbency certificate from officers of each of the Loan Parties executing the Bridge Facility Documentation,

(d) a customary borrowing notice, which may be delivered on or prior to the Closing Date, which (if delivered prior to the Closing Date) shall be deemed to be conditioned on the consummation of the Transactions, and

(e) a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule I certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

7. Subject to the Certain Funds Provision, (a) the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects on and as of the Closing Date; provided that to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date and (b) no event of the type described in clause (f) of Article VI of the Existing Revolving Credit Agreement shall have occurred under the Bridge Facility Documentation and be continuing.

8. The Lenders will have received at least three (3) business days prior to the Closing Date (a) all outstanding documentation and other information about the Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case of clause (a) and (b) has been requested by the Lenders (through the Bridge Agent) in writing at least ten (10) business days prior to the Closing Date, it being agreed delivery of a signed LSTA Beneficial Ownership Form shall satisfy this clause (b). To the extent any such information must be certified or otherwise accompanied by an attestation as to its validity, correctness or completeness, a certification or attestation by an officer of the Acquired Business or the Borrower, as applicable, shall be deemed to satisfy such certification or attestation requirement.

9. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, in the case of expenses and legal fees, to the extent invoiced in reasonable detail at least two (2) business days prior to the Closing Date, and required to be paid on the Closing Date it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of the Bridge Facility.

Project Warrior – Bridge Commitment Letter

Exhibit C

CONFIDENTIAL	ANNEX I TO EXHIBIT C

Form of Solvency Certificate

Date: [   ,   ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [ ] of the Credit Agreement1, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)

the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)

the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

* * *

[1]	Credit Agreement to be defined.

Project Warrior – Bridge Commitment Letter

Annex I to Exhibit C

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

PARAMOUNT SKYDANCE CORPORATION

By:
Name:
Title:

Project Warrior – Bridge Commitment Letter

Annex I to Exhibit C